Exhibit 10.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

January 26, 2006

BILL ZOLLARS SIGNS NEW FIVE-YEAR AGREEMENT WITH YRC WORLDWIDE

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that Bill Zollars, Chairman, President and CEO of YRC Worldwide, has agreed to a new five-year employment agreement with the company.

Dennis E. Foster, Chairman of the Compensation Committee of the Board of Directors, commented, “The Board is very pleased that we have obtained the commitment from Bill to stay with YRC Worldwide for the next five years. The Board believes this agreement is beneficial to our shareholders as it ensures that Bill will continue to lead the execution of our growth strategy.”

“I appreciate the confidence of the Board and I look forward to continue leading the company and having the opportunity to enhance shareholder value,” Zollars stated.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway Express, Reimer Express, Meridian IQ, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore and New Penn Motor Express. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yrcw.com		sdawson@lakpr.com